Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction
K12 Management Inc.	Delaware
K12 Services Inc.	Delaware
K12 International Holdings B.V.	Netherlands
LearnBop, Inc.	Delaware

Subsidiaries of K12 Management Inc.

Name	Jurisdiction
Disguise the Learning, Inc.	Tennessee
K12 Virtual Schools L.L.C	Delaware
K12 Classroom L.L.C	Delaware
K12 California L.L.C	Delaware
K12 Florida L.L.C	Delaware
K12 Washington L.L.C	Delaware
Big Universe, Inc.	Virginia
Middlebury Interactive Languages LLC	Delaware
Fuel Education LLC	Delaware

Subsidiaries of K12 International Holdings B.V.

Name	Jurisdiction
K12 International Ltd.	Cayman Islands
K12 International GmbH	Switzerland
K12 Education (UK) Ltd.	United Kingdom